Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President & CEO
1515 Arapahoe Street		Nancy Buese, Senior VP & CFO
Tower 2, Suite 700		Andy Schroeder, VP Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 925-9308
	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners Announces $50 Million Expansion in East Texas

DENVER—December 12, 2007—MarkWest Energy Partners, L.P. (NYSE: MWE) today announced details regarding its plan to invest approximately $50 million to expand its gathering and processing presence in East Texas.

MarkWest owns and operates the East Texas gathering system and the Carthage gas processing plant in Panola County, Texas, one of the most prolific gas producing counties in the United States.  MarkWest currently gathers approximately 420 million cubic feet per day (MMcf/d) of natural gas in the East Texas system, an increase of nearly 70 percent since MarkWest acquired the gathering assets in 2003.  Of the 420 MMcf/d of natural gas currently gathered by MarkWest, 180 MMcf/d is processed in the Carthage plant.

MarkWest’s gathering and processing volumes in East Texas continue to demonstrate strong growth. In addition, MarkWest recently executed new long-term agreements that will add significant new gas volumes. To accommodate this growth, Markwest will invest approximately $28 million to expand the existing gathering system, and will invest approximately $21 million to expand the processing capacity at its Carthage facility from 200 MMcf/d to 280 MMcf/d.  MarkWest expects the gathering expansions will be completed throughout 2008, and the processing expansion is expected to come on line in the first quarter of 2009.

In addition to the planned gathering and processing expansion, MarkWest recently added a new residue gas connection to the CenterPoint Energy Gas Transmission Carthage to Perryville pipeline, which provides MarkWest’s producer customers with additional market outlets.

“We are very pleased to announce another significant expansion of our East Texas system,” said Frank Semple, President and Chief Executive Officer of MarkWest. “The rapid growth we have achieved in East Texas over the past few years is a result of the tremendous success of our producer customers and our commitment to provide outstanding service.”

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MarkWest Energy Partners, L.P. (NYSE:MWE) is a publicly traded master limited partnership with a solid core of midstream assets and a growing core of gas transmission assets. It is one of the largest processors of natural gas in the Northeast and is the largest gas gatherer of natural gas in the prolific Carthage field in east Texas. It also has a growing number of other gas gathering and intrastate gas transmission assets in the Southwest, primarily in Texas and Oklahoma.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K/A for the year ended December 31, 2006, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements, specifically those including those referring to future performance, growth, cash flow, operating income, distributable cash flow (DCF), distributions, or other factors, are reasonable, these forward-looking statements are not guarantees of future performance and we can give no assurance that such expectations will prove to be correct and that projected performance or distributions may not be achieved.  Among the factors that could cause results to differ materially are those risks discussed in our Form S-1, as amended, our Annual Report on Form 10-K/A for the year ended December 31, 2006, and our Quarterly Reports on Form 10-Q, as amended, each as filed with the SEC.  You are also urged to carefully review and consider the cautionary statements and other disclosures, including those under the heading “Risk Factors,” made in those filings, which identify and discuss significant risks, uncertainties and various other factors that could cause actual results to vary significantly from those expressed or implied in the forward-looking statements.  We do not undertake any duty to update any forward-looking statement.

MarkWest Energy Partners and MarkWest Hydrocarbon filed a preliminary joint proxy statement/prospectus and other documents with the Securities and Exchange Commission (the “SEC”) in relation to the merger transaction announced on September 5, 2007.  Investors and security holders are urged to read these documents carefully because they contain important information regarding MarkWest Energy Partners, MarkWest Hydrocarbon, and the transaction. A definitive joint proxy statement/prospectus will be sent to security holders of MarkWest Energy Partners and MarkWest Hydrocarbon seeking their approval of the transactions contemplated by the redemption and merger agreement. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents containing information about MarkWest Energy Partners and MarkWest Hydrocarbon, without charge, at the SEC’s website at www.sec.gov. Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus may also be obtained free of charge by directing a request to the entities’ investor relations department at 866-858-0482, or by accessing the companies’ website at www.markwest.com.

MarkWest Energy Partners, MarkWest Hydrocarbon, the officers and directors of the general partner of MarkWest Energy Partners, and the officers and directors of MarkWest Hydrocarbon may be deemed to be participants in the solicitation of proxies from their security holders. Information about these persons can be found in the Annual Report on Form 10-K/A for the year ended December 31, 2006, for each of MarkWest Energy Partners and MarkWest Hydrocarbon, as filed with the SEC, and additional information about such persons may be obtained from the joint proxy statement/prospectus when it becomes available.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.